Contacts:

Investors: Media:

Ina McGuinness Kathleen Rinehart

Vice President, Corporate Public Relations Director

Communications & Investor Relations 650-624-4948

650-624-4949 kathleen.rinehart@tercica.com

ina.mcguinness@tercica.com

Tercica Secures $75 Million Committed Equity Financing Facility

Management to Host Conference Call Monday, October 17, at 9:00 a.m. Eastern to Discuss Details

BRISBANE, Calif., October 14, 2005 -- Tercica, Inc. (Nasdaq: TRCA) today announced that it has entered into a Committed Equity Financing Facility (CEFF) with Kingsbridge Capital Limited in which Kingsbridge has committed to provide up to $75 million in financing during the next 3 years through the purchase of newly issued shares of Tercica common stock. Under the terms of the agreement, Tercica will ultimately determine the exact timing and amount of any CEFF financings, subject to certain conditions.

Certain details of the CEFF are as follows:

  For a period of 3 years, Tercica can access up to $75 million from Kingsbridge in exchange for newly issued shares of Tercica's common stock. Tercica may access the capital after the SEC declares effective the registration statement to be filed by Tercica covering the resale of the shares of common stock issuable in connection with the CEFF and the shares of common stock underlying the warrant discussed below.

  Throughout the term of the agreement, Kingsbridge is restricted from engaging in any short selling of Tercica's common stock or engaging in any derivative transaction related to Tercica's common stock.

  Capital may be accessed under the CEFF in tranches of up to the lesser of $7 million or 2% of Tercica's market capitalization at the time of the draw down of such tranche, subject to certain conditions. Each tranche will be issued and priced over an 8-day pricing period.

  The minimum acceptable purchase price prior to the application of the appropriate discount for any shares to be issued to Kingsbridge during the 8-day pricing period is determined by the higher of $3.00 or 90% of Tercica's closing share price the day before the commencement of each draw down. Any shares of common stock purchased by Kingsbridge pursuant to the CEFF will be purchased at discounts ranging from 6% to 10% depending on the average market price of Tercica's common stock during the pricing period.

  Tercica is not obligated to utilize any of the up to $75 million available under the CEFF and there are no minimum commitments or minimum use penalties. The CEFF agreement does not contain any restrictions on Tercica's operating activities, automatic pricing resets or minimum market volume restrictions.

  The agreement does not prohibit Tercica from entering into any standard debt or equity financing arrangements.

  In connection with the CEFF, Tercica issued a warrant to Kingsbridge to purchase up to 260,000 shares of common stock at an exercise price representing a 30% premium to the common stock's average closing price over the 5 trading days preceding the date of the agreement. The exercise term of the warrant is 5 years beginning on the 6-month anniversary of the subscription date.

The securities issuable in connection with the CEFF and upon the exercise of the warrant issued to Kingsbridge have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under the Securities Act of 1933, as amended, and applicable state securities laws or available exemptions from registration requirements. Tercica has agreed to file a registration statement for the resale of the shares of common stock issuable in connection with the CEFF and the shares of common stock underlying the warrant within 60 days of the date of the agreement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Conference Call and Webcast Information

Management will host a conference call and webcast on Monday, October 17, 2005 at 9:00a.m. EST. To access the live teleconference, dial 800-988-0482 (U.S.) or 210-839-8116 (international), reference the pass code "Tercica." To access the webcast, log on to the Company's website at www.tercica.com. A replay of the webcast and teleconference will be available approximately three hours after the call for seven business days. The conference call replay can be accessed as follows: for U.S callers dial 866-489-3821 (U.S.), for international callers dial 203-369-1666.

About Tercica

Tercica, Inc. is a biopharmaceutical company focused on the development and commercialization of products to improve endocrine health. The company's first product, Increlex™ or recombinant human insulin-like growth factor-1 (rhIGF-1) was approved for the long-term treatment of severe Primary IGFD. For further information on Tercica, please visit www.tercica.com.

Safe Harbor Statement

Except for the historical statements contained herein, this press release contains forward-looking statements, including without limitation, the statements regarding Tercica's ability to access capital under the CEFF. Because Tercica's forward-looking statements are subject to risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include without limitation: (1) Tercica may be unable to timely file and have declared effective a registration statement covering the securities to be issued by Tercica to Kingsbridge pursuant to the CEFF; (2) uncertainties relating to SEC review of such registration statement and the transactions contemplated by the CEFF; (3) Tercica may experience material adverse changes in its business which could prevent Tercica from accessing capital under the CEFF; and (4) those risks and uncertainties disclosed from time to time in reports filed by Tercica with the SEC, most recently Tercica's Form 10-Q filed on August 4, 2005. These statements are based on information as the date of this press release. Tercica assumes no obligation to update any forward-looking statements and the Company assumes no obligation to update any forward-looking statement.

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